Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-207635, 333-214641, and 333-228479) on Form S-3 and the Registration Statements (Nos. 333-02631, 333-65514, 333-167721, 333-237428, and 333-273227) on Form S-8 of ImmuCell Corporation of our report dated April 1, 2024, relating to the financial statements of ImmuCell Corporation, appearing in this Annual Report on Form 10-K of ImmuCell Corporation for the years ended December 31, 2023 and 2022.

/s/ WIPFLI LLP

Radnor, Pennsylvania
April 1, 2024